CUSIP No. 644398109	13D	Page 34 of 50 Pages

EXHIBIT 3

RESPONSE TELEMEDIA, INC.

CONTRIBUTION AGREEMENT

     This Contribution Agreement (the “Agreement”) is made as of November 23, 1999 by and among Response Telemedia, Inc., a California corporation (the “Company”), Edward Bonn (“Bonn”) and Bradley Alan Weber (“Weber”). Weber and Bonn are sometimes collectively referred to as the “Purchasers.”

     1.     Contribution of Stock. In consideration for the issuance of the Company Shares to Bonn and Weber in accordance with the provisions of Section 2 below, Bonn agrees to transfer, assign and convey to the Company all of his right title and interest in and to Six Hundred Thirteen Thousand Nine Hundred (613,900) shares of New Frontier Media, Inc. (“NOOF”), and Weber agrees to transfer, assign and convey to the Company all of his right title and interest in and to Two Hundred Sixty Three Thousand One Hundred (263,100) shares of NOOF.

     2.     Issuance of Stock. Subject to the terms and conditions of this Agreement, on the Exchange Date (as defined below) the Company will issue to each of Bonn and Weber, and each of Bonn and Weber agrees to acquire from the Company, 750 and 50 shares of the Company’s Common Stock (the “Company Shares”), respectively. Immediately following the transfer, the Purchasers shall collectively own all the issued and outstanding Company Shares. The contribution of the NOOP Company Shares in exchange for the Company Shares is designed to be tax-free under Section 351 of the Internal Revenue Code of 1986, as amended.

     The term “Company Shares” refers to the purchased Company Shares and all securities received in replacement of or in connection with the Company Shares pursuant to stock dividends or splits, all securities received in replacement of the Company Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which a Purchaser is entitled by reason of the Purchaser’s ownership of the Company Shares.

     The purchase and exchange of the Company Shares under this Agreement shall occur at the principal office of the Company simultaneously with the execution of this Agreement by the parties or on such other date as the Company and the Purchasers shall agree (the “Exchange Date”). On the Exchange Date, the Company will deliver to each of Bonn and Weber a certificate representing the Company Shares to be purchased by the Purchaser (which shall be issued in Purchaser’s name) in exchange for the transfer of the NOOF shares which shall be assigned as set forth in the Assignment Separate From Certificate attached to this Agreement as Exhibit A.

     3.     Limitations on Transfer. In addition to any other limitation on transfer created by applicable securities laws, Weber shall not assign, encumber or dispose of any interest in the Company except in compliance with the provisions below and applicable securities laws.

CUSIP No. 644398109	13D	Page 35 of 50 Pages

     (a)  Repurchase Option.

          (i)  In the event of the voluntary or involuntary termination of Weber’s employment or consulting relationship with the Company for any reason (including death or disability), with or without cause, the Company shall upon the date of such termination (the “Termination Date”) have an irrevocable, exclusive option (the “Repurchase Option”) to repurchase all or any portion of the Company Shares held by Weber as of the Termination Date for an amount equal to the total number of such Company Shares elected to be acquired by the Company multiplied by the value of a Company Share as determined under this Section 3(a)(i). The value of a Company Share being valued under this Section 3(a)(i) shall be equal to the total Book Value of the Company as determined under this Section 3(a)(i), divided by the total number of Company Shares outstanding at the applicable determination date, determined on a fully diluted basis (e.g., assume that all options outstanding to acquire Company Shares and debt or preferred stock convertible into Company Shares are so converted or exercised). For purposes of this Section 3(a)(i), the term “Book Value” shall mean the book value of the Company as reflected on its books and records prepared by its accountant in accordance with its method of accounting and generally accepted accounting principles consistently applied by the Company without regard for the Company’s goodwill and going concern value as of the end of the month preceding the month in which the event giving rise to the determination of Book Value occurs.

          (ii)  The Repurchase Option shall be exercised by the Company by written notice at any time during the one hundred eighty (180) day period following the Termination Date to Weber or Weber’s executor and, at the Company’s option, (A) by delivery to Weber or Weber’s executor with such notice of a check in the amount of the purchase price for the Company Shares being purchased, or (B) in the event Weber is indebted to the Company, by cancellation by the Company of an amount of such indebtedness equal to the purchase price for the Company Shares being repurchased, or (C) by a combination of (A) and (B) so that the combined payment and cancellation of indebtedness equals such purchase price. Upon delivery of such notice and payment of the purchase price in any of the ways described above, the Company shall become the legal and beneficial owner of the Company Shares being repurchased and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Company Shares being repurchased by the Company, without further action by Weber.

     (b)  Right of First Refusal. Before any Company Shares held by Weber or any transferee of Weber (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Company Shares on the terms and conditions set forth in this Section 3(b) (the "Right of First Refusal”).

          (i)  Notice of Proposed Transfer. The Holder of the Company Shares shall deliver to the Company a written notice (the “Notice”) stating: (A) the Holder’s bona fide intention to sell or otherwise transfer such Company Shares; (B) the name of each proposed purchaser or other transferee (“Proposed Transferee”) (C) the number of Company Shares to be transferred to each Proposed Transferee; and (D) the terms and conditions of each proposed sale or transfer. The Holder shall offer the Company Shares at the same price (the “Offered Price”)

CUSIP No. 644398109	13D	Page 36 of 50 Pages

and upon the same terms (or terms as similar as reasonably possible) to the Company or its assignee(s).

          (ii)  Exercise of Right of First Refusal. At any time within 60 days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Company Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (iii) below.

          (iii)  Purchase Price. The purchase price (“Purchase Price”) for the Company Shares purchased by the Company or its assignee(s) under this Section 3(b) shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in good faith.

          (iv)  Payment. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within 60 days after receipt of the Notice or in the manner and at the times set forth in the Notice.

          (v)  Holder’s Right to Transfer. If all of the Company Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 3(b), then the Holder may sell or otherwise transfer such Company Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within 90 days after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section 3 shall continue to apply to the Company Shares in the hands of such Proposed Transferee. If the Company Shares described in the Notice are not transferred to the Proposed Transferee within such period or if the Holder proposes to change the price or other terms to make them more favorable to the Proposed Transferee, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Company Shares held by the Holder may be sold or otherwise transferred.

          (vi)  Exception for Certain Family Transfers. Anything to the contrary contained in this Section 3(b) notwithstanding, the transfer of any or all of the Company Shares during Weber’s lifetime or on Weber’s death by will or intestacy to Weber’s Immediate Family or a trust for the benefit of Weber or Weber’s Immediate Family shall be exempt from the provisions of this Section 3(b). “Immediate Family” as used herein shall mean spouse, lineal descendant or antecedent, father, mother, brother or sister. In such case, the transferee or other recipient shall receive and hold the Company Shares so transferred subject to the provisions of this Section, and there shall be no further transfer of such Company Shares except in accordance with the terms of this Section 3.

CUSIP No. 644398109	13D	Page 37 of 50 Pages

     (c)  Involuntary Transfer.

          (i)  Company’s Right to Purchase upon Involuntary Transfer. In the event, at any time after the date of this Agreement, of any transfer by operation of law or other involuntary transfer (including divorce or death, but excluding in the event of death a transfer to Immediate Family as set forth in Section 3(b)(vi) above) of all or a portion of the Company Shares by the record holder thereof, the Company shall have the right to purchase all of the Company Shares transferred at fair market value of the Company Shares on the date of transfer. Upon such a transfer, the person acquiring the Company Shares shall promptly notify the Secretary of the Company of such transfer. The right to purchase such Company Shares shall be provided to the Company for a period of 30 days following receipt by the Company of written notice by the person acquiring the Company Shares.

           (ii)  Price for Involuntary Transfer. With respect to any stock to be transferred pursuant to Section 3(c)(i), the price per Share shall be a price set by the Board of Directors of the Company that will reflect the current value of the stock in terms of present earnings and future prospects of the Company. The Company shall notify Weber or his or her executor of the price so determined within 30 days after receipt by it of written notice of the transfer or proposed transfer of Company Shares. However, if Weber does not agree with the valuation as determined by the Board of Directors of the Company, Weber shalt be entitled to have the valuation determined by an independent appraiser to be mutually agreed upon by the Company and Weber and whose fees shall be borne equally by the Company and Weber.

     (d)  Bring-Along Rights.

          (i)  Terms and Conditions. In the event that the Bonn and/or his Successor(s)-In-Interest propose to sell at least fifty one (51%) of the Company Shares in a bona fide transaction to a third party unaffiliated with the Company or Bonn, then Bonn may (but need not) cause Weber and his Successor(s)-In-Interest (the “Minority Shareholders”) to transfer all or any portion of their Company Shares to such third party on the same terms and conditions.

           (ii)  Notice. In the event Bonn and/or his Successor(s)-In-Interest elect to cause the Minority Shareholders to sell all or a portion of their Company Shares in accordance with Section 3(d) hereof, Bonn and/or his Successor(s)-In-Interest shall send to the Minority Shareholders written notice (“Notice of Intention”). Any such Notice of Intention shall describe the proposed transaction and shall designate the number of Company Shares to be sold, the number of the certificate or certificates evidencing said shares, the price per share and the terms and conditions of the proposed sale, and the person (and relationship of such person to Bonn) to whom the shares are to be sold and other relevant terms and conditions of the proposed transfer. Said Notice of Intention shall also include the election of Bonn and/or his Successors-In-Interest of their exercise of the bring-along rights described in Section 3.1 hereof.

     (e)  Assignment. The right of the Company to purchase any part of the Company Shares may be assigned in whole or in part to any stockholder or stockholders of the Company or other persons or organizations.

CUSIP No. 644398109	13D	Page 38 of 50 Pages

     (f)  Restrictions Binding on Transferees. All transferees of Company Shares or any interest therein will receive and hold such Company Shares or interest subject to the provisions of this Agreement. Any sale or transfer of the Company Shares shall be void unless the provisions of this Agreement are satisfied.

     (g)  Termination of Rights. The Right of First Refusal and the Company’s right to repurchase the Company Shares in the event of an involuntary transfer pursuant to Section 3(c) above shall terminate upon the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

     (h)  Market Standoff Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, Weber agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the ease may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

     4.     Investment and Taxation Representations. In connection with the purchase of the Company Shares, each Purchaser represents to the Company the following:

     (a)  Each Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Company Shares. Each Purchaser is purchasing the Company Shares for investment for his or her own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

     (b)  Each Purchaser understands that the Company Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

     (c)  Each Purchaser understands that the Company Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Company Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each Purchaser acknowledges that the Company has no obligation to register or quality the Company Shares for resale. Each Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Company Shares, and requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

CUSIP No. 644398109	13D	Page 39 of 50 Pages

     (d)  Each Purchaser understands that Purchaser may suffer adverse tax consequences as a result of the Purchaser’s purchase or disposition of the Company Shares. Each Purchaser represents that the Purchaser has consulted any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Company Shares and that each Purchaser is not relying on the Company for any tax advice.

     6.     Restrictive Legends and Stop-Transfer Orders.

     (a)  Legends. The certificate or certificates representing the Company Shares shall bear the following legends (as well as any legends required by applicable state and federal corporate and securities laws):

(i)	THE COMPANY SHARES REPRESENTED BY THIS CERI1FICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

(ii)	THE COMPANY SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(iii)	Any legend required to be placed thereon by the California Commissioner of Corporations.

     (b)  Stop-Transfer Notices. Each Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

     (c)  Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Company Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Company Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Company Shares shall have been so transferred.

     (d)  Removal of Legend. When all of the following events have occurred, the Company Shares then held by Purchaser will no longer be subject to the legend referred to in

CUSIP No. 644398109	13D	Page 40 of 50 Pages

     Section 6(a)(ii): (1) the termination of the Right of First Refusal; (ii) the expiration or termination of the market standoff provisions of Section 3(h) (and of any agreement entered pursuant to Section 3(h)); and (iii) the expiration or exercise in full of the Repurchase Option. After such time, and upon Purchaser’s request, a new certificate or certificates representing the Company Shares not repurchased shall be issued without the legend referred to in Section 6(a)(ii), and delivered to Purchaser.

     7.     No Employment Rights. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent or subsidiary of the Company, to terminate Purchaser’s employment or consulting relationship, for any reason, with or without cause.

     8.     Miscellaneous.

          (a)  Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

          (b)  Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

          (c)  Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (1) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

          (d)  Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

          (e)  Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth below or as subsequently modified by written notice.

          (f)  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

CUSIP No. 644398109	13D	Page 41 of 50 Pages

          (g)  Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

          (h)  California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

     The parties have executed this Agreement as of the date first set forth above.

Response Telemedia, Inc.

By: /s/ EDWARD J. BONN

Title: President

     PURCHASER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT SHALL CONFER UPON PURCHASER ANY RIGHT WITH RESPECT TO CONTINUATION OF SUCH EMPLOYMENT OR CONSULTING RELATIONSHIP WITH THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH PURCHASER’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE PURCHASER’S EMPLOYMENT OR CONSULTING RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.

PURCHASER:

EDWARD J. BONN

/s/ EDWARD J. BONN

(Signature)

PURCHASER:

BRADLEY ALAN WEBER

/s/ BRADLEY ALAN WEBER

(Signature)

CUSIP No. 644398109	13D	Page 42 of 50 Pages

ASSIGNMENT SEPARATE FROM CERTIFICATE

      FOR VALUE RECEIVED and pursuant to that certain Contribution Agreement among Edward J. Bonn, Bradley Alan Weber and Response Telemedia, Inc. (the “Company”) dated November 23, 1999 (the “Agreement”), Edward I. Bonn hereby assigns and transfers unto the Company Six Hundred Thirteen Thousand Nine Hundred (613,900) shares of the Common Stock of New Frontier Media, Inc. (“NOOF”) standing in Edward J. Bonn’s name on the NOOF’s books and represented by Certificate No.      , and does hereby irrevocably constitute and appoint                 to transfer said stock on the books of NOOF with full power of substitution in the premises. THIS ASSIGNMENT MAY ONLY BE USED AS AUTHORIZED BY THE AGREEMENT AND THE EXHIBITS THERETO.

Dated: 11/23/99

Signature:

/s/ EDWARD J. BONN

ASSIGNMENT SEPARATE FROM CERTIFICATE

     FOR VALUE RECEIVED and pursuant to that certain Contribution Agreement among Edward J. Bonn, Bradley Alan Weber and Response Telemedia, Inc. .(the “Company”) dated November 23, 1999 (the “Agreement”), Bradley Alan Weber hereby assigns and transfers unto the Company Two Hundred Sixty-Three Thousand One Hundred (263,100) shares of the Common Stock of New Frontier Media, Inc. (“NOOF”) standing in Bradley Alan Weber’s name on the NOOF’s books and represented by Certificate No.            , and does hereby irrevocably constitute and appoint      to transfer said stock on the books of NOOF with full power of substitution in the premises. THIS ASSIGNMENT MAY ONLY BE USED AS AUTHORIZED BY THE AGREEMENT AND THE EXHIBITS THERETO.

Dated: 11/23/99

Signature:

/s/ BRADLEY ALAN WEBER

Bradley Alan Weber